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[ING LOGO]


                                                     March 1, 2003

Board of Trustees
ING Senior Income Fund
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258

Re: Reduction in Fee Payable under Distribution and Service Plan for the Class B Shares

Ladies and Gentlemen:

     Pursuant to our letter agreement dated March 1, 2002, we have waived the service fee payable to us under the Distribution and Service Plan for the Class B Shares of ING Senior Income Fund of 0.25% of the average daily net assets attributable to Class B Shares of the Fund for the period from March 1, 2002 through February 28, 2003. By this letter, we agree to continue to waive that fee for the period from March 1, 2003 through and including February 29, 2004.

    Please indicate your agreement to this reduction in fee by executing below in the place indicated.

                                       Sincerely,


                                       /s/ Michael J. Roland
                                       --------------------------
                                       Michael J. Roland
                                       Executive Vice President

Agreed and Accepted:
ING Senior Income Fund

By:  /s/ Robert S. Naka
     ---------------------------
     Robert S. Naka
     Senior Vice President


                             [ING Letterhead]